Exhibit 10.1
AGREEMENT
     This Agreement (this “Agreement”), effective as of September 1, 2005, is made by and between Vought Aircraft Industries, Inc., a Delaware corporation (the “Company”), and Kenneth W. Cannestra (the “Director”).
     WHEREAS, the Director is a member of the Board of Directors of the Company (the “Board”);
     WHEREAS, the Company and the Director wish to discontinue the Director’s service as a member of the Board;
     WHEREAS, the Director has been entitled to receive certain compensation from the Company in connection with his service as a member of the Board;
     WHEREAS, the Director has been granted certain options for common stock of the Company under the terms of the Amended and Restated 2001 Stock Option Plan of Vought Aircraft Industries, Inc. (the “Stock Option”); and
     WHEREAS, the Company and the Director mutually desire to settle and forever resolve any and all obligations that may exist regarding compensation payable to the Director as a result of his service as a member of the Board.
     NOW, THEREFORE, in consideration of the covenants and undertakings contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Director hereby agree as follows:
     1. Resignation of Directorship. Effective as of September 1, 2005, the Director hereby resigns his membership on the Board.
     2. Payment by Company. The Company shall pay the Director an amount of cash equal to ten thousand dollars ($10,000), subject to reduction for all applicable withholding taxes.
     3. Acceleration of Stock Options. That portion of the Director’s Stock Option which remains eligible for vesting on December 31, 2005 will be accelerated and immediately vested.
     4. Full Settlement of All Obligations. The Director acknowledges and agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to the Director by the Company with respect to all compensation to which the Director may otherwise be entitled in connection with his service as a member of the Board. Nothing in this Agreement shall affect any rights that Director may otherwise have as a stockholder of the Company as set forth in any Stockholders’ Agreement, or, except as described above, any rights that the Director may have pursuant to any Stock Option Agreement to which he is a party.

Nothing in this agreement shall affect any rights that the Director may have to indemnification pursuant to the terms of the By-Laws of the Company.
     IN WITNESS WHEREOF, the Company and the Director have caused this Agreement to be executed effective as of the date first above written.

VOUGHT AIRCRAFT INDUSTRIES, INC.
By:	/s/ Tom D. Risley
	Name:	Tom D. Risley
	Title:	Chairman, President & Chief Executive Officer

DIRECTOR
/s/ Kenneth W. Cannestra
Kenneth W. Cannestra